Exhibit 99.1
                                                                    ------------


February 23, 2004



Dear Shareholder:

This past year was one of major accomplishments for your Corporation. Management and the Board of Directors had established certain financial goals for 2003:

     o    Total assets in excess of $780 million
     o    Total loans in excess of $580 million
     o    Total deposits in excess of $600 million

The final results are now complete and we believe that they are impressive.

Attached you will find the 2003 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2003, please note that the Corporation began the year with total assets of $726 million and finished the year well above goal with total assets of over $812 million - a new milestone for your Corporation! This represents asset growth of $86 million or 11.8%.

The Corporation earned a record profit for the year. Net income for 2003 reached $5,164,000 compared to the 2002 profit of $4,557,000 - a growth rate of over 13%. On a fully diluted basis, your Corporation earned $2.08 per share, compared to $1.88 in 2002 and $1.55 in 2001.

Net income for the fourth quarter of 2003 reached $1,367,000 compared to $1,250,000 for 2002. Fourth quarter net income grew 9.4% over last year's fourth quarter.

Our record profit performance in 2003 was due in large part to the 13% growth of our loan portfolio. Loans exceeded $597 million at year end - a favorable result compared to our goal of $580 million. Even with our continued growth, we are pleased to report that for the full year, we recorded net charge-offs of only $397,000. This is in relation to our total reserve for loan losses at year end of $8,030,000. Most sectors of the economy are showing signs of improvement over last year. It has been our experience that improved economic strength generally will translate into better credit quality in the banking industry. At present, we believe that the quality of our loan portfolio continues to remain excellent and our reserves for loan losses are substantial.

Deposits continued to show strong growth in 2003. Total deposits exceeded $637 million, growing an impressive $93 million or 17%. Total deposits also exceeded our goal of $600 million in spite of aggressive rate competition.

Fee income was also a major contributor during 2003, growing over 6% to $7,951,000. The Residential Mortgage Division had another record year in both originations and sales. This Division originated and closed in excess of $100 million in mortgage loans during the year, while selling over $70 million to the secondary market. The resulting fees were a significant contributor to our overall fee income in 2003.

Our Wealth Management Division finished the year at $672 million in assets under administration, a new high. Assets in the Wealth Management Division were positively impacted by the improved stock market as well as new business. We are proud that our Diamond Capital Management unit outperformed the 5 year S&P 500 return.

Another important 2003 milestone relates to capital. As of December 31, 2003, total shareholders equity at the Corporation exceeded $42.6 million. At December 31, 2003, book value per share reached $18.14.

As we write this shareholder letter, the competitive landscape in Indianapolis is changing at a frantic pace. Bank One announced that it will be acquired by J.P. Morgan Chase to constitute the second largest bank in the United States. Following Bank One, Union Planters announced its intention to merge into Regions Bank of Birmingham, Alabama. Based on history, we believe that local changes are sure to be implemented by these out-of-state owners. Conversely, several new competitors have entered into the Indianapolis market with large spending budgets and big growth plans. The resulting pricing competition is fierce. We are determined to maintain our competitive position in this challenging environment.

In summary, The National Bank of Indianapolis Corporation had a record year during 2003 in terms of our earnings and volume of capital, assets, deposits and loans. We are pleased with our record performance versus our goals in the midst of increased competition. We foresee a challenging 2004 as mortgage volume slows dramatically and low interest rates continue to depress margins. As always, we appreciate the continued support of our shareholders, employees, clients and Directors and we thank you for your confidence.

Sincerely,


/s/ Michael S. Maurer     /s/ Morris L. Maurer       /s/ Philip B. Roby

Michael S. Maurer         Morris L. Maurer           Philip B. Roby
Chairman of the Board     President and              Executive Vice President
                          Chief Executive Officer    and Chief Operating Officer








                           FORWARD LOOKING STATEMENTS

Special note: Statements in this letter that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                                       FOURTH QUARTER 2003 HIGHLIGHTS


--------------------------------------------------------------------------------------------------------------
                                      Selected Balance Sheet Information
--------------------------------------------------------------------------------------------------------------
                                                                  Dec. 31, 2003                 Dec. 31, 2002
(in thousands)                                                        (audited)                     (audited)
--------------------------------------------------------------------------------------------------------------
Total Assets                                                           $812,599                      $726,514
Loans                                                                   597,063                       528,911
Reserve for Loan Losses                                                 (8,030)                       (7,227)
Investment Securities                                                   121,689                       114,083
Total Deposits                                                          637,537                       544,343
Shareholders'  Equity                                                    42,678                        41,247
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                   Selected Income Statement Information
--------------------------------------------------------------------------------------------------------------
                                                        Three Months Ended           Twelve Months Ended
                                                           December 31,                  December 31,
--------------------------------------------------------------------------------------------------------------
(in thousands)                                         2003                2002       2003               2002
--------------------------------------------------------------------------------------------------------------
Net Interest Income                                  $5,804              $5,700    $22,610            $21,034
Provision for Loan Losses                               300                 300      1,200              1,500
Non-Interest Income                                   1,766               1,959      7,951              7,475
Non-Interest Expense                                  5,177               5,294     20,984             19,452
Pretax Income                                         2,093               2,065      8,377              7,557
Net Income                                            1,367               1,250      5,164              4,557
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                      Selected Per Share Information
--------------------------------------------------------------------------------------------------------------
                                                        Three Months Ended           Twelve Months Ended
                                                           December 31,                  December 31,
--------------------------------------------------------------------------------------------------------------
                                                       2003                2002       2003               2002
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                              $0.59               $0.55      $2.20              $1.99
Diluted Earnings Per Share                            $0.57               $0.52      $2.08              $1.88
Book Value per Share                                 $18.14              $16.89     $18.14             $16.89
--------------------------------------------------------------------------------------------------------------

                       LOGO OF NATIONAL BANK OF INDIANAPOLIS
                                      -3-